Exhibit 99.4

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

RANDGOLD POSTS ROBUST RESERVE PROFILE WITH INCREASED OVERALL GRADE

London, 30 March 2012 - Randgold Resources Limited today reported attributable reserves of 16.28 million ounces compared to 16.38 million ounces a year ago, despite a 58% increase in production. The overall reserve grade was increased from 3.78g/t to 3.84g/t, in line with the company’s focus on quality over quantity.

Randgold’s annual mineral resource and reserve declaration, published as part of its 2011 annual report, shows that at the attributable level, measured and indicated mineral resources remained steady at 21.77 million ounces over the year, while inferred mineral resources decreased from 7.00 to 6.48 million ounces as inferred material was converted to the indicated category to replace mining depletion.

The past year was one in which the company’s exploration efforts focused on infill and verification drilling to bring the Gounkoto and Tongon mines into production and advance the detailed feasibility and development studies at Kibali.

Recent down-plunge drilling on the KCD deposit at Kibali confirmed continuation of the 3000 lode. The 450 metre down-plunge extension of the current resource model has yet to be included in the mineral resource estimate. Also drilling beneath the Tongon pits has resulted in a 59% increase of inferred resources, from 0.93 million to 1.48 million ounces at a grade of 2.67g/t. These additional resources have the potential to add in-pit ounces at a relatively low strip ratio in the Southern Zone pit and will be the focus of further drilling for conversion to reserves during the year. The Gounkoto reserve has only been optimised on an open pit basis but encouraging grades below the pit indicate significant underground potential. An updated underground scoping and interface study is planned for completion this year. Exploration at Kibali this year will focus on the evaluation of the remaining resource inventory acquired with the Moto transaction as well as the high grade extensions down-plunge of the KCD deposit and the adjacent underground deposits of Gorumbwa and Agbarabo.

“The increase in our overall reserve grade is very significant given the marked decreases in grades we have seen from many gold mining companies’ reserve/resource statements filed recently, as the industry seemingly moves away from quality to quantity. We haven’t been tempted to use the increased price of gold to boost our ounces, but continue to calculate our reserves at a relatively conservative US$1 000/oz gold price while taking cognisance of higher input costs. Our mineral resources have been estimated at US$1 500/oz,” said group general manager for projects and evaluation Rod Quick.

RESOURCE AND RESERVE DECLARATION at 31 December 2011 (abridged)

Mine/project	Category	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Attributable Gold (Moz)

MINERAL RESOURCES
Kibali					45%
	Indicated	129.35	3.38	14.04	6.32
	Inferred	63.90	2.23	4.58	2.06
Loulo					80%
	Measured and indicated	59.02	4.53	8.60	6.88
	Inferred	17.53	3.18	1.79	1.44
Gounkoto					80%
	Measured and indicated	23.17	5.06	3.77	3.01
	Inferred	14.08	2.87	1.30	1.04
Morila					40%
	Measured	8.12	1.24	0.32	0.13
	Inferred	44.48	0.46	0.66	0.27
Tongon					89%
	Measured and indicated	36.43	2.67	3.12	2.78
	Inferred	17.28	2.67	1.48	1.32
Massawa					83%
	Indicated	37.33	2.65	3.18	2.65
	Inferred	3.36	3.92	0.42	0.35
TOTAL MEASURED AND INDICATED RESOURCES		293.42	3.50	33.04	21.77
TOTAL INFERRED RESOURCES		160.64	1.98	10.25	6.48

MINERAL RESERVES
Kibali					45%
	Probable	78.62	4.04	10.21	4.59
Loulo					80%
	Proven and probable	41.71	4.83	6.48	5.18
Gounkoto					80%
	Proven and probable	16.96	5.06	2.76	2.21
Morila					40%
	Proven and probable	8.12	1.24	0.32	0.13
Tongon					89%
	Proven and probable	33.10	2.60	2.77	2.46
Massawa					83%
	Probable	20.73	3.07	2.05	1.70
TOTAL PROVED AND PROBABLE RESERVES		199.25	3.84	24.58	16.28

ENQUIRIES

Chief Executive	Financial Director	Investor & Media Relations
Mark Bristow	Graham Shuttleworth	Kathy du Plessis
+44 788 071 1386	+44 1534 735 333	+44 20 7557 7738
+44 779 775 2288	+44 779 771 1338	Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com

Randgold reports its mineral resources and ore reserves in accordance with the JORC code and are equivalent to National Instrument 43-101. The reporting of ore reserves is also in accordance with SEC Industry Guide 7. Open pit mineral resources consist of insitu mineral resources at a 0.5g/t cut-off falling within a US$1 500/oz optimised pit shell. Underground mineral resources are those mineral resources situated below the open pit resources reported at cut-off grades of between 1.4g/t to 2.0g/t. Open pit and underground mineral reserves are economic at a gold price of US$1 000/oz, except for the Tongon Northern Zone pit which is calculated at a gold price of US$900/oz. Open pit reserves are calculated at a weighted average cut-off grade of 1.12g/t. Underground reserves are calculated at a weighted average cut-off grade of 2.16g/t. Stockpile reserves at Morila are calculated at a cut-off grade of 0.88g/t. Dilution and ore loss are incorporated into the calculation of reserves. Addition of individual line items may not sum to sub totals because of the rounding off to two decimal places. Mineral resources are inclusive of mineral reserves.

COMPETENT PERSONS: Loulo mineral resources were calculated by Mr Abdoulaye Ngom, an officer of the company, under the supervision of Mr Jonathan Kleynhans, an officer of the company and Competent Person. Morila mineral resources were calculated by Mr Adama Kone, an officer of the company, under the supervision of Mr Jonathan Kleynhans, an officer of the company and Competent Person. The Tongon and Massawa mineral resources were calculated by Mr Babacar Diouf and Mamadou Ly, both officers of the company, reviewed by Mr Jonathan Kleynhans, an officer of the company and Competent Person. Kibali mineral resources were calculated by Mr Ernest Doh under the supervision of Mr Jonathan Kleynhans, an officer of the company and Competent Person. The Gounkoto mineral resources were calculated by Abdoulaye Ngom under the supervision of Mr Jonathan Kleynhans, an officer of the company and Competent Person. All mineral resources were reviewed and approved by Mr Rodney Quick, general manager evaluation and Lead Competent Person. Mr Johan Kleynhans and Mr Rodney Quick are members of SACNASP and both have sufficient experience in the style of mineralisation and types of deposits under consideration and the activity which they are undertaking as Competent Persons as defined in the 2004 addition in the ‘Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves’.

The Loulo and Gounkoto open pit mineral reserves were calculated by Mr Shaun Gillespie, an independent consultant and Competent Person and member of SAIMM. Loulo underground reserves were calculated by Mr Juan Mitchell, an officer of Randgold, and reviewed by Mr Mark Odell, an independent consultant and Competent Person and practising professional engineer. The Tongon Northern Zone mineral reserves were calculated by Mr Samuel Baffoe under the supervision of Mr Onno ten Brinke, an officer of the company and Competent Person. The Tongon Southern Zone mineral reserves were calculated by Mr Nicholas Kingaby, an independent consultant and Competent Person and member of SAIMM. Massawa mineral reserves were calculated by Mr Onno ten Brinke, in the capacity as an independent consultant, and reviewed and verified by Mr Rodney Quick, an officer of the company and Competent Person and member of SACNASP. The mineral reserves of Morila were calculated by Mr Stephen Ndede, an officer of the company and Competent Person and member of AusIMM. Kibali open pit mineral reserves were calculated by Mr Onno ten Brinke and Mr Nicholas Coomson, both officers of the company and Competent Persons and members of AusIMM. Underground mineral reserves were calculated by Mr Dan Donald and Mr Tim Peters, both independent consultants and Competent Persons and members of AusIMM. All Competent Persons have sufficient experience in the style of mineralisation and types of deposits under consideration and the activity which they are undertaking as Competent Persons as defined in the 2004 addition in the ‘Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves’.

ANNUAL REPORT: Randgold has posted its Annual Report for the year ended 31 December 2011 to shareholders and its Form-20F for the same period is expected to be filed with the United States Securities and Exchange Commission (‘SEC’) today. Once published, both reports will be available on the company’s website at www.randgoldresources.com for viewing and/or downloading. Shareholders can download a copy of the Proxy Form from our website and those wishing to appoint a proxy via the CREST system should do so via the issuer’s agent (ID number 3RA50). Details regarding the submission of proxies can be obtained from the Notice of Annual General Meeting section, also on the website at www.randgoldresources.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933 and Section 21E of the US Securities Exchange Act of 1934, and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves and resources, the realisation of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as ‘will’, ‘plans’, ‘expects’ or ‘does not expect’, ‘is expected’, ‘budget’, ‘scheduled’, ‘estimates’, ‘forecasts’, ‘intends’, ‘anticipates’ or ‘does not anticipate’, or ‘believes’, or variations of such words and phrases or state that certain actions, events or results ‘may’, ‘could’, ‘would’, ‘might’ or ‘will be taken’, ‘occur’ or ‘be achieved’. Assumptions upon which such forward-looking statements are based are in turn based on factors and events that are not within the control of Randgold and there is no assurance they will prove to be correct. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Randgold to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the mining operations, including political risks and instability and risks related to international operations, actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, as well as those factors discussed in the section entitled ‘Risk Factors’ in Randgold’s Annual Report on Form 20-F for the year ended 31 December 2011 which is expected to be filed with the US Securities and Exchange Commission (the ‘SEC’) today. Although Randgold has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Randgold does not undertake to update any forward-looking statements herein, except in accordance with applicable securities laws.

CAUTIONARY NOTE TO US INVESTORS: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as ‘resources’, that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as ‘proven and probable reserves’ for the purposes of the SEC’s Industry Guide number 7.